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                               FORM OF OPINION



                                                                    EXHIBIT 5.0


                             September __, 1997

Board of Directors
Miami Computer Supply Corporation
4750 Hempstead Station
Dayton, Ohio  45429

     RE: REGISTRATION STATEMENT ON FORM S-1

Gentlemen:

     At your request, we have examined the Registration Statement on Form S-1 to be filed by Miami Computer Supply Corporation ("MCSC") with the Securities and Exchange Commission on or about September 19, 1997 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of up to 391,109 shares of your Common Stock (the "Shares"). All of the Shares are issued and outstanding and may be offered for sale for the benefit of the Selling Stockholders named in the Registration Statement ("Selling Stockholders"). We understand that the Shares are to be sold from time to time on the Nasdaq National Market, or otherwise, at prevailing prices or as otherwise described in the Registration Statement. We have also examined the proceedings taken by MCSC in connection with the issuance of the Shares.

     In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant or necessary as a basis for the opinions hereinafter set forth.

     In such examination, we have assumed without independent verification the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers of the Company. Certain partners of this firm are members of an investment partnership which owns 15.9% of Pittsburgh Investment Group LLC ("LLC"). LLC owns, as of the date of this letter, 32.6% of the issued and outstanding Common Stock of the Company.

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Miami Computer Supply Corporation
September __,1997
Page 2

     Based on the foregoing, and subject to the qualification stated herein, as of the date hereof, it is our opinion that the Shares are validly issued, fully paid and non-assessable. This opinion is being provided solely to the Company and should not be relied upon by any other persons, including the Selling Stockholders.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name under the caption "Legal Matters" in the Prospectus included therein, and any amendments thereto.

                                        Very truly yours,

                                        ELIAS MATZ TIERNAN & HERRICK L.L.P.


                                        By:  FORM OF OPINION
                                             -----------------------------
                                             Jeffrey A. Koeppel, a Partner